EXHIBIT 99.1

[Logo] El Paso Energy Partners                          NEWS
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El Paso Energy Partners, L.P.                Contact:  Keith B. Forman
P.O. Box 2511                                  Chief Executive Officer
Houston, Texas 77252-2511                      Office:  (713) 420-5218
                                                  Fax:  (713) 420-5477
FOR IMMEDIATE RELEASE

                   EL PASO ENERGY PARTNERS COMPLETES
              ACQUISITION OF ALABAMA INTRASTATE PIPELINE


HOUSTON, TEXAS, APRIL 4, 2000-El Paso Energy Partners, L.P. (NYSE:EPN) announced today that it has completed the purchase of El Paso
Intrastate-Alabama Inc. (EPIA) for $26.4 million in cash from El Paso Energy Corporation (NYSE:EPG). EPIA owns and operates over 450 miles of pipelines and related compression facilities and is the leading natural gas gatherer in the Black Warrior Basin in western Alabama. The acquisition represents El Paso Energy Partners' first major onshore asset purchase pursuant to the new strategy, announced late last year,
that   outlined  the  partnership's  intention  to  aggressively   seek
strategic onshore midstream growth opportunities.
     EPIA was acquired by El Paso Energy Corporation through its October 1999 merger with Sonat Inc. The system is strategically located to gather and transport coal bed methane production as well as conventional natural gas supplies for redelivery to regional local distribution companies, municipalities in western Alabama, Tennessee Gas Pipeline, which serves the northeast United States, and Southern Natural Gas, which serves the southeast United States. The system has
current  throughput of approximately 150 Mmcf/d from 27 producers.   El
Paso Production Company, a subsidiary of El Paso Energy Corporation, is the largest producer on the system and is currently engaged in an aggressive coal seam development program. To support that growth, El Paso Energy Partners will expand the system with a $2.5 million capital project including the installation of approximately 4,200 horsepower of
new   field  compression  to  lower  wellhead  pressures  and  increase
production.   This compression and expansion project is similar  to  El
Paso's global compression project, completed in the San Juan basin in 1998, and is expected to increase system volumes by 40 Mmcf/d within the next two years.
     "We are pleased to have completed our first onshore acquisition toward the goal of diversifying and growing the sources of the Partnership's cash flow," said Robert G. Phillips, chief executive officer of El Paso Energy Partners, L.P. "The characteristics of EPIA are identical to those we have targeted for future growth; they are fee-based businesses with both long-lived economics and growth prospects. We will continue to look for investments of this kind, which fit the partnership profile and leverage off our general partners' nationwide assets and aggressive growth strategy. This acquisition, the full effect of which will be recorded in our second quarter results, will immediately contribute to higher cash flow per unit as well as earnings."
     El Paso Energy Partners, L.P. is a publicly owned master limited partnership that serves as one of El Paso Energy Corporation's primary vehicles for the acquisition and development of midstream energy
infrastructure  assets  both  onshore and  offshore.   The  partnership
operates or has interests in eight natural gas pipeline systems located offshore Louisiana and Texas as well as a 36-percent interest in the Poseidon Oil Pipeline, a crude oil system designed to serve new developments in the subsalt and Deepwater areas of the Gulf of Mexico. El Paso Energy Corporation owns the general partner of El Paso Energy Partners and owns an effective 34.5-percent economic interest in the partnership.

       CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Energy Partners, L.P. has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, oil and natural gas prices, continued drilling, exploration and production activity in the areas of the Gulf of Mexico served by El Paso Energy Partners; and successful negotiation of customer contracts on its pipelines and platforms. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to El Paso Energy Partners' (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.


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Contacts:

            Public Relations                 Investor Relations
            Norma F. Dunn                    Bruce L. Connery
            Senior Vice President            Vice President
            Office:  (713) 420-3750          Office:  (713) 420-5855
            Fax:     (713) 420-3632          Fax:     (713) 420-4417